Exhibit 10z

HUDSON UNITED BANCORP
SUPPLEMENTAL EMPLOYEES’ RETIREMENT PLAN
PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is entered into effective September 22, 2003 between James Nall (the “Participant”) and Hudson United Bancorp (the “Employer”).  The Compensation Committee has designated the Participant as a Member in the Hudson United Bancorp Supplemental Employees’ Retirement Plan (the “Plan”), as such Plan was restated effective October 1, 2002, under the terms and conditions set forth in this Agreement.  The parties agree that the participation shall be on the terms and conditions hereinafter set forth:

1.                                       Incorporation by Reference of Plan.  The provisions of the Plan, a copy of which is attached to this Participation Agreement, are incorporated by reference herein and shall govern as to all matters not expressly provided for in this Agreement.  Terms not defined herein shall have the meanings set forth in the Plan.  Where terms of this Agreement and the Plan are in conflict, the terms in this Agreement shall govern.

2.                                       Additional Terms.

2.1.                              Additional Years of Credited Service.  Notwithstanding anything to the contrary herein or under the Plan, as of his employment commencement date with the Employer (September 22, 2003), the Participant will be credited with 9.00 years of Credited Service (for benefit accrual purposes and early retirement eligibility purposes (Rule of 85)) under Section 3.1 of the Plan, with additional years of Credited Service to accrue at a rate of 2.5417 years of Credited Service per year employed until October 1, 2009 and thereafter at the rate of one year of Credited Service per year employed thereafter.  In the event that a Change of Control occurs prior to October 1, 2009, or if the Participant’s employment ends as a result of (i) death, or (ii) permanent and total disability (within the meaning of Section 105(d)(4) of the Internal Revenue Code) or (iii) termination by the Employer without “cause” as defined below, then the total years of Credited Service then credited to the Participant will be increased to 24.25 years (but will not increase further unless the Participant earns Credited Service after October 1, 2009).

•                                          For purposes of this Agreement, “cause” with respect to the termination by the Employer of Participant’s employment shall mean (i) willful and continued failure by the Participant to materially perform his duties for the Employer under this Agreement after at least one warning in writing from the Employer’s Chief Executive Officer (with a copy to the Board of Directors) identifying specifically any such material failure and offering a reasonable opportunity to cure such failure; (ii) the willful engaging by the Participant in material misconduct which causes material injury to the Employer as specified in a written notice to the Participant from the Employer’s Chief Executive Officer (with a copy to the Board of Directors); or (iii) conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism other than for illness, after a warning (with respect to drunkenness or absenteeism only) in writing from the Employer’s Chief Executive Officer (with a copy to the Board of Directors) to refrain from such behavior.  No act or failure to act on the part of the Participant shall be considered willful unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interest of the Employer.  The Employer shall have the burden of proving cause by clear and convincing evidence

2.2.                              Vesting.    In lieu of the vesting schedule set forth in Article IV of the Plan and except as set forth below, the Participant will be 100% vested at all times.

2.3.                              Minimum Average Monthly Compensation.  For purposes of the calculation of the amount of the Participant’s benefit under Section 3.1 of the Plan, the term Average Monthly Compensation shall never be less than thirty-five thousand dollars ($35,000.00), amounting to annual average compensation of $420,000 per year, provided, however, that if for the calendar year 2004 (or any future calendar year) the Participant is employed by the Employer for the full calendar year and he earns total Compensation for such calendar year of less than $420,000, then the minimum Average Monthly Compensation shall be calculated by using an average obtained by dividing by 60 the total Compensation earned during the 60 consecutive month period out of the most recent 120 months of employment that yield the highest average, but deeming him to have earned total Compensation of $420,000 per calendar year for 2003 and years prior to 2003 (when he actually was not employed by the Company), but such calculation must be performed by including the actual total Compensation paid in each of the years following 2003 (even if such total Compensation amounts are less than $420,000.

2.4.                              Examples.  To clarify the application of the provisions of this Agreement, the following examples are provided:

•                                          If the Participant’s employment with the Employer ends as a result of his death or permanent and total disability, or if the Participant’s employment is terminated by the Employer without “cause,” on or before September 30, 2009, or if the Participant retires on September 30, 2009, the minimum benefit payable under the Plan would be calculated as follows:  (a) 1% of $35,000, times 24.25 (9.00 years of deemed Credited Service, plus 15.25 years of earned Credited Service (6 actual years times 2.5417 credited years)), plus (b) ½ % of ($35,000 minus $5,414(1)), times 24.25, equaling a benefit of $12,074.80 per month (or $144,897.60 per year).

•                                          The annual benefit amount calculated above would be reduced by the benefit payable under the regular pension plan, must be adjusted for retirement before the Normal Retirement Date, if applicable, and will be subject to the form of benefit election elected by the Participant or his beneficiary.  The annual benefit calculated above could be reduced if Participant earns less than $420,000 in any full calendar year of employment with the Employer.

(1)  The $5,414 amount, which is Monthly Covered Compensation, is based upon the 2003 Covered Compensation Table, issued by the Internal Revenue Service, with an assumed date of birth of 1948.  This amount will fluctuate each year.

3.                                       Impact on Other Benefits.  Nothing contained herein shall be deemed to exclude the Participant from any supplemental compensation, bonus, pension, insurance, severance pay or other benefit to which otherwise he might be or might become entitled to as an employee of the Employer.  This Agreement does not supersede any previous agreements between the Employer and the Participant regarding the terms and conditions of the Participant’s employment.

4.                                       Legal fees.  Notwithstanding any contrary provisions of the Plan, the Participant (and the Participant’s surviving spouse to whom a benefit is payable under the Plan) shall be entitled to payment from the Employer for all legal fees and expenses incurred in taking any action to enforce the terms of this Agreement.  The Participant (and his or her spouse, if applicable) shall be entitled to payment of such legal fees and expenses as incurred by him or her, and the Employer hereby agrees to pay such amounts directly to the Participant’s attorney or reimburse the Participant upon demand.  In the event that any payment or payments due hereunder are not paid within 30 days of demand, interest shall accrue on such amounts at a rate of 12%, compounded monthly, and the Employer shall be liable for such amounts as well.

5.                                       Obligations of the Participant.  In consideration for the Employer granting the Participant the rights of a participant under the Plan, the Participant covenants and agrees as follows.

a.                                       No Solicitation of Customers.  For one (1) year after termination of Participant’s employment with the Employer, for any reason whatsoever, the Participant shall not induce any business or entity which was actually known by the Participant to be a customer of the Employer, or any subsidiary of the Employer, during the final three (3) months of the Participant’s employment by the Employer, to cease in whole or in part being a customer of Employer or its subsidiaries and to become a customer of another financial institution.  The Participant shall not be deemed in breach of the covenants set forth in this Section 5(a) due to the Participant’s employment by another financial institution which becomes the bank for a customer of the Employer.

b.                                      No Solicitation of Employees.  For one (1) year after the termination of the Participant’s employment with the Employer for any reason whatsoever, Participant shall not induce any person who, during the final three (3) months of the term of the Participant’s employment with the Employer, was an employee of the Employer or any subsidiary of the Employer, to terminate his or her employment with the Employer.  The Participant shall not be deemed in breach of the covenants set forth in this Section 5(b) due to the Participant’s employment by another financial institution which hires a former employee of the Employer.

c.                                       No Disparagement.  For a period of one (1) year following the termination of the Participant’s employment, the Participant shall not make any written or oral statements which are repeated and material and which are intended to disparage the Employer or any subsidiary of the Employer with respect to any matter relating to the business or conduct of the business of the Employer or any subsidiary of the Employer.  To implement the Remedies provisions of this Agreement, the Employer must prove by clear and convincing evidence a breach of the foregoing sentence.

The provisions of this Section will not be considered breached with respect to any testimony provided by the Participant in connection with any judicial proceeding, quasi-judicial proceeding, or government or regulatory interview or proceeding.

d.                                      Remedies of the Employer for Breach.  If the Employer believes that the Participant has breached any of the covenants set forth in this Section 5, it shall give written notice of such alleged breach to the Participant within thirty (30) days of the actual discovery thereof by a senior officer of the Employer.  Within thirty (30) days of receiving such notice, the Participant shall have the opportunity to (i) present evidence or arguments to the Employer to refute the allegations, and/or (ii) cure such breach (if it is capable of being cured).   The opportunity to cure shall not be applicable in the event that the Participant has been successful in soliciting customers or employees of the Employer for another financial institution in violation of Section 5(a) or (b) hereof or has not immediately ceased engaging in the conduct giving rise to such breach.  If the Employer reasonably finds that the Participant has materially breached any covenant set forth in this Section 5 and the Participant is able to cure but has not cured such breach pursuant to the terms of this Section 5(d), then the Employer shall notify the Participant of that belief in writing.  The Employer may then seek a judicial determination of whether a material breach has occurred.  If a court of competent jurisdiction in a proceeding to which the Participant is a party finds that a material breach occurred, then future SERP Benefits may be terminated.  No such forfeiture may be enforced without a judicial order to that effect.  Until such time as the judicial order is given effect and is not appealable, the Employer shall continue to pay the SERP Benefits to the Participant or his or her spouse and shall likewise continue to pay his or her legal fees as provided hereunder.  Any judicial action alleging a breach of this Section 5 must be brought within six months of the alleged breach.  Since a breach of any of the provisions of this Section 5 may not adequately be compensated by money damages, the Employer also shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and the Participant hereby consents to the issuance of such injunction.

e.                                       Severability.  If any provision of this Section 5 shall be deemed invalid or unenforceable as written, it shall be construed, to the extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof; no invalidity or unenforceability shall affect any other portion of this Agreement.  Any provision of this Section 5 that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

f.                                         No Relief from Similar Obligations.  Neither this Agreement nor any termination of this Agreement shall relieve the Participant from any confidentiality, non-solicitation or non-disparagement obligations to which he or she is or would have been subject in the absence of this Agreement by virtue of any contract or agreement, statutory law, common law or otherwise.

6.                                       Acceptance of Provisions.  The execution of this Agreement by the Participant shall constitute the Participant’s acceptance of and agreement to all of the terms and conditions of the Plan and this Agreement.  This Agreement shall be binding on the heirs, executors and administrators of the Participant and on the successors and assigns of the Employer.

7.                                       Notices.  All notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested.  Any such communication shall be deemed to have been given (a) on the date of receipt in the cases referred to in clause (i) of the preceding sentence and (b) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence.  All such communications to the Employer shall be addressed to it, to the attention of its Secretary or Chief Executive Officer, at its then principal office and to the Participant at his last address appearing on the records of the Employer or, in each case, to such other persons or address as may be designated by like notices hereunder.  Within forty-five (45) days of a Participant’s termination of employment, the Employer shall provide to the Participant (or, if applicable, his or her surviving spouse) a detailed written statement setting forth the amount of the SERP Benefit, and the assumptions and facts relied upon in calculating such SERP Benefit.  The Participant then has the right to dispute the calculation of the SERP Benefit, and the right to seek declaratory relief from a court of competent jurisdiction as to the proper amount of the

SERP Benefit;  the Participant will be entitled to legal and related fees under Section 4 hereof in connection with such dispute and/or judicial action.

8.                                       Miscellaneous.  This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to their subject matter.  As set forth in Section 8.2 of the Plan, the Plan can not be amended to reduce a member’s accrued benefit thereunder unless all members, including those who have previously retired, consent to the amendment.  This Agreement cannot be changed or amended except by a writing executed by both parties.  This Agreement shall be binding upon the Employer and its successors.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed exclusively in New Jersey.  The headings in this Agreement are solely for convenience of reference and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 5th day of March, 2004.

HUDSON UNITED BANCORP		PARTICIPANT:

By:	/s/ John H. Tatigian	/s/ James Nall
John H. Tatigian		James Nall
Chairman, Compensation Committee